EXHIBIT 99.1

FOR IMMEDIATE RELEASE
NTS Reports Record 2012 EBITDAS of $11.9 Million

Fiber Business Grows 39.9%

Lubbock, TX –March 22, 2012 – NTS, Inc. (NYSE MKT/TASE: NTS) (“NTS” or the “Company”) announces results for the three months and year ended December 31, 2012.

Revenues
Revenues from the Company’s Fiber-To-The-Premises (“FTTP”) business grew 34.8% to $4.9 million in the fourth quarter ended December 31, 2012, as compared to $3.6 million for the same period in 2011. FTTP revenues represented 32.7% of consolidated revenues for the fourth quarter of 2012, as compared to 24.6% of consolidated revenues for the fourth quarter of 2011.

Consolidated revenues for the quarter ended December 31, 2012 were $14.9 million, a 1.6% increase compared to $14.7 million in the quarter ended December 31, 2011, mainly attributed to the growth of the Company’s FTTP business.

For the year ended December 31, 2012, revenues from the Company’s FTTP business grew 39.9% to $18.2 million from $13 million last year. Consolidated revenues for the year ended December 31, 2012 were $59.9 million, an increase of 3.8% compared to consolidated revenues of $57.7 million for the year ended December 31, 2011.

Customer Expansion
The Company’s total number of FTTP customers as of December 31, 2012 was 9,460 compared to 7,267 FTTP customers as of December 31, 2011, representing an increase of 30.2%.The increase in the Company’s customer base is a result of our expansion into additional communities and increased penetration.

Average Revenue Per User for all of the Company’s fiber markets is approximately $393 per month for business customers and approximately $101 per month for residential customers.

The FTTP network build out is primarily financed by $99.9 million in funds from the Federal Broadband Stimulus Program, of which 45.9% is in the form of grants and 54.1% is in the form of low cost long-term loans.

New Market Progress
During the fourth quarter of 2012, NTS continued its sales and marketing efforts to build upon the customer base it has established in 14 communities in Texas. Following the close of the fourth quarter, NTS began signing up fiber customers in Iowa Park, Texas and also added customers in Wichita Falls, Texas where the Company is targeting more than 1,000 potential business customers. Additionally, NTS continued construction on its FTTP network in southern Louisiana, where its fiber network will eventually include residential and business customers in the communities of Hammond, Ponchatoula, Natalbany, Tickfaw, Independence and Amite, Louisiana, adding approximately 11,500 FTTP passings.

Click Here to View FTTP Trendline Charts

EBITDAS
For the year ended December 31, 2012, the Company reported record EBITDAS of $11.9 million as compared to EBITDAS of $9 million in the year ended December 31, 2011. EBITDAS margin in 2012 was 19.8% compared to 15.6% in 2011. The Company uses EBITDAS to measure its profitability as the component of stock based compensation is a non-cash expense.

EBITDAS for the fourth quarter of 2012 was $3.2 million, a 26.8% increase over EBITDAS of $2.5 million in the same quarter last year and a 3.5% increase sequentially when compared to the third quarter of 2012. EBITDAS margin in the quarter ended December 31, 2012 was 21.4% compared to EBITDAS margin of 17.2% for the quarter ended December 31, 2011. This is mainly attributed to the increase in higher margin FTTP revenues.

Net Income
For the year ended December 31, 2012, NTS reported a net loss of $547 thousand or a loss of $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding compared to a net loss of $1.2 million or a loss of $0.05 per basic and diluted share, assuming 24,363,212 shares outstanding for the year ended December 31, 2011.

For the quarter ended December 31, 2012, the Company reported a net loss from continued operations of $249 thousand or a loss of $0.01 per basic and diluted share, assuming 41,186,596 shares outstanding compared to a net loss of $587 thousand or a loss of $0.02 per basic and diluted share, assuming 24,363,212 shares outstanding for the quarter ended December 31, 2011.

For the quarter ended December 31, 2012, NTS recorded a net financing expense of $1.7 million compared to a net financing expense of $549 thousand for the quarter ended December 31, 2011. The increase in the financial expenses was related to new advances of long-term loans from the United State Department of Agriculture and the valuation of the U.S. Dollar to the New Israeli Shekel.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “2012 was a rewarding year as we saw continued progress in the build out of our fiber network and achieved steady fiber revenue growth as we successfully marketed our offerings to new customers in new communities. As our high margin FTTP revenues increase, we are achieving higher consolidated revenues and improved margins resulting in significant growth in our EBITDAS. During the year, we added 5 new communities in Texas to our fiber network, including Wichita Falls, the site of our first ‘metro build’ which specifically targets more than 1,000 business customers. We also broke ground on our network build in Louisiana and look forward to adding customers from that region during 2013.

“Our customer base is growing steadily and we added more than 600 fiber customers in just the first two months of the first quarter of 2013. This is well ahead of the 359 fiber customers we added during the entire fourth quarter of 2012 and we expect to achieve stronger sequential FTTP revenue growth in the first quarter of 2013.”

Conference Call

The Company will host a conference call today, March 22, 2013 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035. International callers may access the call by dialing 1-201-689-8035. A webcast slide presentation will also be available.

To access the live webcast, log onto the NTS website at http://www.ntscom.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter account number 410913.

About NTS
NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana. NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available. For the Company's website, please visit: www.ntscom.com.

In addition to disclosing financial measures prepared in accordance with Accounting Principles Generally Accepted in the US (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses, acquisition costs and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." NTS' financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com

NTS, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2012	2011
Revenues
Services on Fiber-To-The-Premise network	$18,219,615	$13,022,548
Leased local loop services and other	41,650,853	44,635,286

Total Revenues	59,870,468	57,657,834

Expenses
Cost of services (excluding depreciation and amortization shown below)	27,489,743	28,025,723
Selling, general and administrative	20,802,001	21,040,426
Depreciation and amortization	6,274,488	5,350,973
Financing expenses, net	5,551,080	3,380,320
Other expenses	686,519	664,790
Acquisition costs	-	205,047

Total Expenses	60,803,831	58,667,279

Loss from continued operations before taxes	(933,363)	(1,009,445)

Income tax benefit (expense)	386,370	(6,399)

Net loss from continued operations	(546,993)	(1,015,844)

Loss from discontinued operations in Israel and the United Kingdom, before taxes	-	(151,565)

Net loss	$(546,993)	$(1,167,409)

Basic and diluted loss per share:
Loss from continued operations	$(0.01)	$(0.04)
Loss from discontinued operations	-	(0.01)
Basic and diluted loss per share	$(0.01)	$(0.05)

Basic and diluted weighted average number of shares outstanding:	41,186,596	24,363,212

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for NTS, Inc.

	Years Ended
	December 31,
	2012	2011

Net income (loss)	$(546,993)	$(1,167,409)

Depreciation and amortization	6,274,488	5,350,973
Compensation in connection with the issuance of warrants and options	283,435	400,385
Financing expenses, net	5,551,080	3,380,320
Other expenses	686,519	664,790
Acquisition costs	-	205,047
Income tax expense (benefit)	(386,370)	6,399
Loss from discontinued operations in Israel and the United Kingdom, before taxes	-	151,565

EBITDAS	$11,862,159	$8,992,070